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                                                                EXHIBIT 10 (a)



                              EMPLOYMENT AGREEMENT


            THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated January 8, 2001 (the "Effective Date"), is made and entered into by and between Campbell Soup Company, a New Jersey corporation (the "Company"), and Douglas R. Conant (the "Executive").

            WHEREAS, the Company desires to secure the Executive's participation in the manner hereinafter specified in the business of the Company and to make provision for payment of reasonable compensation to the Executive for such services and the Executive is willing to be employed by the Company to perform the duties incident to such employment upon the terms and conditions hereinafter set forth and thus to forego opportunities elsewhere; and

            WHEREAS, in conjunction with entering into the Severance Protection Agreement (the "Severance Protection Agreement"), the Non-Competition Agreement (the "Non-Competition Agreement") and the Employee Agreement (the "Employee Agreement"), which are attached hereto as Exhibits A, B and C, respectively, the parties also desire to enter into this Agreement, as of the Effective Date, setting forth the terms and conditions of the employment relationship of the Executive with the Company during the Term (as hereinafter defined).

            NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereby agree as follows:

            1. Employment; Duties.

            (a) Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, as Chief Executive Officer and President of the Company. The Executive will also be nominated to stand for election to the Board of Directors of the Company (the "Board") and, as a member of the Board, will be appointed to the Board's Finance and Corporate Development Committee and the Executive Committee. As Chief Executive Officer and President of the Company, the Executive will be invited to attend meetings of all other Board Committees, it being understood that such Board Committees may excuse the Executive from attending such meetings to the extent necessary for such Board Committees to act consistently with their fiduciary obligations. Notwithstanding the foregoing, the Executive's employment hereunder is contingent upon (i) a satisfactory test for the use of drugs, (ii) evidence of eligibility to be employed in the United States and (iii) entering into the Severance Protection Agreement, the Non-Competition Agreement and the Employee Agreement.

            (b) Duties. As Chief Executive Officer and President of the Company and a member of the Board, the Executive will have full authority to act on behalf of the Company in a manner that is consistent with his title and position. In such capacity, the Executive also agrees to perform such duties and exercise such powers commensurate with his office as may from time
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to time be reasonably requested of him by the Board or vested in him by the bylaws of the Company. The Executive shall report exclusively to the Board. During the Term, the Executive shall:

            (1) have responsibility to manage the day-to-day business affairs and operations of the Company (subject to the discretion and authority of the Board and the customary policies and practices of the Company, its subsidiaries and its affiliates); and

            (2) devote substantially all of his full working time, attention, abilities and efforts to the performance of his employment with the Company (including its subsidiaries or affiliates, when so required).

            To the extent such service does not interfere with the performance of his duties as an employee and Board member, (i) during the Term, the Executive may continue to serve as a member of the Board of Directors of Applebee's International, Inc. of which he is currently a member, (ii) after the first anniversary of the Term, he may serve as a member of the board of directors of one additional company other than the Company, subject to the approval the Board (which approval shall not be unreasonably withheld) and (iii) at any time, he may serve on civic or charitable boards.

            (c) Principal Place of Employment. The Executive's principal place of employment will be the Company's World Headquarters in Camden, New Jersey.

            2. Term. The term (the "Term") of the Executive's employment hereunder shall be for a period of five (5) years commencing on the Effective Date and (unless earlier terminated in accordance with Section 4(a) below or as otherwise extended by the mutual agreement of the parties) ending on the fifth anniversary thereof.

            3. Compensation. Subject to the terms of this Agreement and until the end of the Term, the Company shall pay compensation and provide benefits to the Executive as follows:

            (a) Base Salary. The Company shall pay to the Executive a base salary of $900,000 per annum during the Term ("Base Salary"). The Executive shall receive his Base Salary in equal semi-monthly installments (or in such other equal installments in accordance with the Company's payroll practices in effect from time to time). The Executive shall be eligible for annual Base Salary increases as the Board may approve in its discretion.

            (b) Annual Bonus. Beginning for the Company's Fiscal Year (as defined below) 2001 and for each other Fiscal Year of the Company that begins during the Term, the Company may pay a bonus (the "Bonus") to the Executive as determined by the Board in accordance with the Company's Management Worldwide Incentive Plan (the "Bonus Plan"). The Company's fiscal year commences on the Monday following the Sunday that is nearest to July 31st of each year and ends the Sunday that is nearest to July 31st of the next year (the "Fiscal Year"). Annual performance goals and annual bonus targets will be determined by the Compensation and Organization Committee of the Board (the "Compensation Committee") in accordance with the terms of the Bonus Plan; provided, however, that the annual bonus target for Fiscal Year 2001 shall be $1,650,000 and the minimum guarantee for Fiscal Year 2001 shall be the target amount, pro rated for the period of active employment during such Fiscal Year;

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provided, further, to the extent that the payment of such Bonus would result in a loss of deduction to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), such Bonus amounts will be deferred under the Company's Deferred Compensation Plan (the "Deferred Compensation Plan") and deemed invested in stock units of the Company which would become payable at such time provided under the Deferred Compensation Plan as long as the Code Section 162(m) limitation is not applicable at the time of such payment. Notwithstanding the foregoing, there is no maximum limit on the Bonus that could be earned for Fiscal Year 2001, subject to the terms of the Bonus Plan. The maximum limit, if any, on the Bonus for Fiscal Years commencing after 2001 will be determined by the Compensation Committee, subject to the terms of the Bonus Plan, and will be consistent with the maximum limit applicable to other similarly situated senior executives.

            (c) Initial Equity Awards. On the Effective Date, the Company shall grant the Executive options to purchase 1,000,000 shares (the "Initial Option Grant") of the Company's common stock, par value of $0.0375 per share (the "Common Stock"), pursuant to and subject to the terms and conditions of the Company's 1994 Long-Term Incentive Plan (the "Plan"). The Initial Option Grant will have a term of ten years commencing on the Effective Date and will vest at a rate of 30% on the first and second anniversaries of the Effective Date with the remaining 40% vesting on the third anniversary of the Effective Date and will be documented in the form attached hereto as Exhibit D.

            (d) Future Equity Grants.

            (i) Stock Options. In addition to the Initial Option Grant, the Executive will be eligible to receive an annual award of stock options under the Plan. With respect to the grant of stock options which will be awarded in June or July, 2001, the Executive will be awarded options with a Black-Scholes value of not less than $4,125,000, based on a calculation using the Company's standard Black-Scholes valuation model. Stock options granted under this Section 3(d)(i) will have a term of ten years commencing on the date of grant and will vest at a rate of 30% on the first and second anniversaries of the date of grant with the remaining 40% vesting on the third anniversary of the date of grant.

            (ii) Restricted Performance Shares. The Executive will be eligible to receive grants of restricted performance shares under the Plan. In June or July, 2001, the Company shall grant to the Executive restricted performance shares equal in value to at least $8,250,000 pursuant to and subject to the terms and conditions of the Plan and any restricted performance share agreement entered into by the Executive and the Company, for the performance period commencing in Fiscal Year 2002 and ending in Fiscal Year 2004. Restricted performance shares earned may vary from 0% to 200% of the initial restricted performance share grant. Performance goals and targets for the performance period shall be determined by the Compensation Committee pursuant to and subject to the terms and conditions of the Plan and shall be consistent with those applicable to other similarly situated senior executives.

            (iii) Other Equity Awards. Any other equity awards, including future grants of stock options or restricted performance shares, will be granted to the Executive on a basis generally consistent with, and no less favorable than, awards to other similarly situated

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      senior executives of the Company, in such amounts and on such terms and conditions as may be established by the Board and the Compensation Committee pursuant to the Plan.

            (e) Benefit Continuation and Perquisites. Except as set forth below in clauses (i), (ii) and (iii), the Executive shall participate during the Term in such other employee benefit plans and programs as may be maintained from time to time during the Term, on a no less favorable basis than available to other similarly situated senior executives of the Company and subject to the terms and provisions of such plans or programs.

            (i) Pension. The amount of the Executive's pension and his eligibility for such pension will be determined pursuant to the provisions of the Company's Mid-Career Hire Pension Plan (the "Mid-Career Pension Plan"), except that the Executive will be required to complete three, rather than five, years of active employment with the Company in order to become eligible for a pension benefit under the Mid-Career Pension Plan.

            (ii) Supplemental Disability. The Executive shall be eligible for Company-paid long-term disability coverage of up to 50% of his Base Salary and additional coverage up to 65% of his Base Salary at his own expense.

            (iii) Fringes and Perquisites. The Executive will be entitled to a $48,000 annual allowance for an automobile, clubs and other perquisites.

            (f) Deferred Compensation Plan. The Executive will be eligible to defer compensation pursuant to the terms of the Deferred Compensation Plan.

            (g) Vacation. The Executive shall be entitled to four weeks (but not necessarily consecutive vacation weeks) of paid vacation for the 2001 calendar year, and to paid vacation for each year thereafter during the Term in accordance with the Company's policy (but in no event less than four weeks per year).

            (h) Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable business expenses incurred personally by him on behalf of the Company in accordance with the policies and procedures applicable to other similarly situated senior executives of the Company, which shall include reasonable legal fees not to exceed $50,000 for representation in connection with his employment with the Company.

            (i) Temporary Living Expenses. From January, 2001 through the earlier of June, 2002 or his relocation to permanent housing, the Executive will be reimbursed for reasonable living expenses in the Philadelphia area, including apartment and furniture rental, and will be provided with a car and driver on an as-needed basis, the expenses of which will be in addition to the perquisite allowance provided in Section 3(e)(iii) above. In the event any reimbursement of these expenses results in a tax to the Executive, such reimbursement shall be provided on a tax grossed-up basis.

            (j) Relocation Expenses. The Executive will be entitled to reasonable relocation expenses in accordance with the Company's Relocation Policy for New Hires. In the

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event any reimbursement of these expenses results in a tax to the Executive, such reimbursement shall be provided on a tax grossed-up basis.

            4. Termination and Definitions.

            (a) Earlier Termination of Term. Notwithstanding the provisions of
Section 2, the Executive's employment with the Company may be terminated by the Board or the Executive may resign such employment prior to the expiration of the Term as follows:

            (i) the Company may terminate the Executive's employment hereunder for Cause (as defined hereunder), provided that the Company complies with the provisions of Section 5(a);

            (ii) the Company may terminate the Executive's employment hereunder without Cause, provided that the Company complies with the provisions of
      Section 5(b);

            (iii) the Company may terminate the Executive's employment hereunder upon the Executive's Disability, provided that the Company complies with the provisions of Section 5(a);

            (iv) the Executive's employment hereunder shall terminate automatically upon his death in which event the Company shall comply with provisions of Section 5(a); or

            (v) the Executive may voluntarily resign from employment with the Company in which event the Company shall comply with provisions of Section 5(a). The Executive's Voluntary Resignation (as hereinafter defined) shall not be a breach of this Agreement.

            (b) Notice of Termination. Any purported termination of the Executive's employment by the Board or resignation by the Executive, other than a termination due to death, shall be communicated by written Notice of Termination to the other party in accordance with Section 9. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination or resignation shall be effective without such Notice of Termination.

            (c) Definition "Termination Date". "Termination Date" shall mean, in the case of the Executive's death, his date of death and, in all other cases, the date specified in the Notice of Termination, provided that, if the Executive's employment is terminated by the Company due to Disability (as defined below), the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days.

            (d) Definition of "Cause". As used herein, "Cause" shall mean, during the Term of this Agreement, a termination evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive:

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            (i) intentionally and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform: or

            (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Executive's employment shall be for Cause as set forth in this clause (ii) until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in this clause (ii) and specifying the particulars thereof in detail and (y) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive's counsel if the Executive so desires). No act, or failure to act, under either clause (i) or (ii) on the Executive's part shall be considered "intentional" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.

            To the extent that any of the Company's employee benefit plans or programs that are applicable to the Executive (other than the Severance Protection Agreement) provide for a definition of Cause, such definition shall not apply and the definition of Cause provided for in this Section 4(d) shall govern.

            (e) Definition of "Disability". Disability means a physical or mental infirmity that impairs the Executive's ability to substantially perform his duties under this Agreement for a continuous period of one hundred eighty
(180) days. Any question as to the existence of an Executive's Disability upon which the Executive and the Company cannot agree will be determined by a qualified independent physician selected by the Executive and the Company. If the Company and the Executive cannot agree on a physician, the Chief of Staff of Thomas Jefferson Hospital in Philadelphia, Pennsylvania shall select a physician. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement.

            5. Severance and Benefits.

            (a) Termination for Cause, Disability, Death or Voluntary Resignation. If the Executive's employment with the Company shall be terminated
(1) by the Company for Cause or Disability, (2) by reason of the Executive's death, or (3) the Executive voluntarily resigns his employment with the Company for any reason ("Voluntary Resignation"), the Company shall pay the Executive all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, and (iii) vacation pay (collectively, "Accrued

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Compensation"). In addition, in the event the Executive's employment terminates due to death or Disability, the Company shall also (i) pay the Executive or his beneficiary the Pro-Rata Bonus (as defined below), (ii) for twelve months following such Termination Date, continue at its expense on behalf of the Executive and his dependents and beneficiaries the life insurance and medical benefits provided (x) to the Executive at any time during the 90-day period prior to the Termination Date or (y) to other similarly situated senior executives who continue in the employ of the Company, provided further that in the event the Executive's employment terminates due to Disability, the Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder; and (iii) provide that any outstanding vested stock options will remain exercisable in accordance with the terms of the Plan at the time of grant and restricted performance shares will vest in accordance with the Company's policy at the time of grant. In the event of a Voluntary Resignation, in addition to any Accrued Compensation, his outstanding stock options may be exercised to the extent they are vested as of the Termination Date in accordance with the terms of the Plan at the date of grant.

            (b) Termination of Employment Without Cause. If the Executive's employment with the Company shall be terminated by the Company other than for Cause, Disability, by reason of death or due to a Voluntary Resignation by the Executive, the Executive shall be entitled to the following:

            (i) the Company shall pay the Executive all Accrued Compensation and a pro-rata portion of the Bonus for the Fiscal Year in which termination of employment occurs based on the portion of such Fiscal Year that has elapsed prior to the Termination Date, provided that the Executive has been employed by the Company for at least three months of such Fiscal Year, and provided further that payment of the Pro-Rata Bonus will be determined following the close of such Fiscal Year and certification of performance by the Compensation Committee (the "Pro-Rata Bonus");

            (ii) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date in installment payments over a 24-month period in cash (the "Severance Amount") equal to two times the Executive's annual highest Base Salary in effect during the 90-day period prior to the Termination Date;

            (iii) for a number of months equal to the lesser of (A) 24 and (B) the number of months remaining until the Executive's 65th birthday (the "Continuation Period"), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance and medical benefits provided (x) to the Executive at any time during the 90-day period prior to the Termination Date or (y) to other similarly situated senior executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 5(b)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such

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      coverages and benefits during any of the periods referred to in clauses
      (x) and (y) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder;

            (iv) notwithstanding any provision of the Mid-Career Pension Plan to the contrary, as long as the Executive has completed at least three years of active employment with the Company as of the Termination Date, the Company shall credit the Executive with additional credited service for purposes of benefit accruals under the Mid-Career Pension Plan equal to the lesser of (A) 24 months and (B) the number of months remaining until the Executive's 65th birthday for purposes of determining the Executive's annual pension under the Company's Mid-Career Pension Plan;

            (v) any outstanding stock options that are vested as of the Termination Date may be exercised by the Executive in accordance with the terms of the Plan at the time of grant; and

            (vi) any outstanding restricted performance shares as of the Termination Date shall partially vest as of the Termination Date based on the portion of the performance period that has elapsed as of the Termination Date, provided that the Executive has been employed by the Company for at least one (1) year of the respective performance periods of such awards; and provided further that the restrictions on such shares shall remain through the end of the respective performance periods and certification of the performance by the Compensation Committee.

            (c) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Sections 5(a) and (b)(iii) with respect to the continuation of certain welfare benefits provided therein.

            (d) No payment will be made under this Section 5 unless (a) the Executive first executes a standard release form substantially in the form attached hereto as Exhibit E and (b) to the extent any portion of such release is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act, as amended, or to any similar revocation period in effect on the Termination Date, such revocation period has expired.

            6. Indemnification.

            (a) The Company agrees to indemnify, defend and hold harmless the Executive from and against any and all liabilities to which he may be subject as a result of his employment hereunder (as a result of his service as an officer or director of the Company or as an officer or director of any of its subsidiaries or affiliates), as well as the costs, including attorneys' and other professional fees and disbursements, of any legal action brought or

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threatened against him as a result of such employment in accordance with the
By-Laws and indemnification policies of the Company, to the fullest extent permitted by, and subject to the limitations of, applicable corporate law.

            (b) Neither the failure of the Company (including its Board, any Committee thereof, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 6(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, any Committee thereof, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

            (c) To the extent that the Company maintains D&O liability insurance coverage, such coverage shall be applicable to the Executive in the same manner as applicable to other similarly situated senior executives.

            7. Successors; Binding Agreement.

            (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. The term the "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

            (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

            8. Withholding. The Company shall be authorized to withhold from any award or payment it makes under this Agreement the amount of withholding taxes due with respect to such award or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

            9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given (a) when personally delivered, or (b) sent

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by certified mail, return receipt requested, postage prepaid or (c) by nationally recognized overnight courier, in all cases, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof in the case of (a) and (c) or on the third business day after the mailing thereof in the case of
(b), except that notice of change of address shall be effective only upon receipt.

            10. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries; provided, however, to the extent that the Executive receives benefits and payments under this Agreement and it is determined that the provisions of the Severance Protection Agreement relating to a termination in anticipation of a Change in Control (as defined in the Severance Protection Agreement) are applicable, he shall be entitled to benefits and payments under the Severance Protection Agreement if such benefits and payments are greater than the benefits and payments under this Agreement, but in no event shall he be entitled to duplicative benefits and payments. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program.

            11. Representations.

            (a) Executive's Representations. The Executive hereby represents and warrants that (i) entering into this Agreement and performing his duties hereunder would not violate or breach the terms and conditions of any oral or written agreements or understandings that the Executive is bound by in connection with his previous employers; (ii) to the best of his knowledge and belief, delivery and performance of this Agreement by him does not violate any applicable law, regulation, order, judgment or decree by which he is bound, and
(iii) upon the execution and delivery of this Agreement by the Executive and the Company, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

            (b) Company's Representations. The Company represents and warrants that (i) it is fully authorized by action of its Board to enter into this Agreement and to perform its obligations under it; (ii) to the best of the Company's knowledge and belief, the execution, delivery and performance of this Agreement by it will not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the Executive and the Company, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

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            12. Miscellaneous. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

            13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to the principles of conflicts of laws. Each party hereto consents to in personam jurisdiction and venue in the United States District Court of New Jersey. In the event that the United States District Court of New Jersey should lack subject matter jurisdiction, the parties consent to jurisdiction and venue in a court of competent jurisdiction in Camden County in the State of New Jersey.

            14. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

            15. Rules of Construction. The captions in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement. All references in this Agreement to particular Sections are references to the Sections of this Agreement, unless some other reference is clearly indicated.

            16. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

            17. Headings. The headings contained in this Agreement are intended solely for convenience and shall not control or affect the meaning or construction of the provisions of this Agreement.

            18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to such subject matter, except for the Severance Protection Agreement (in the event of a Change in Control (as defined in the Severance Protection Agreement)), the Non-Competition Agreement and the Employee Agreement, in each case executed as of the date hereof. In addition to the foregoing, to the extent the Executive breaches any of the terms and conditions of the Severance Protection Agreement, the Non-Competition Agreement or Employee Agreement, such breach or violation shall also be considered to be a breach or violation of this Agreement.

            19. Survivability. Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of the

Executive's employment. This Agreement itself (as distinguished from the Executive's employment) may not be terminated by either party without the written consent of the other party.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the date and year first above written.

                                                 CAMPBELL SOUP COMPANY


ATTEST:                                          BY:/s/ Philip E. Lippincott
                                                    ------------------------
                                                 Title:  Chairman of the Board
                                                             of Directors
/s/John J. Furey
-------------------
Corporate Secretary



                                                 BY:/s/ Douglas R. Conant
                                                    ---------------------
                                                        Douglas R. Conant

                                                                       EXHIBIT A


                         SEVERANCE PROTECTION AGREEMENT


                  THIS AGREEMENT made as of January 8, 2001, by and between Campbell Soup Company (the "Company") and Douglas R. Conant (the "Executive").

                  WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat of or the occurrence of a Change in Control may result in the departure or in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

                  WHEREAS, the Board has, as recommended and approved by the Compensation and Organization Committee (the "Committee"), determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security; and

                  WHEREAS, in order to induce the Executive to remain in the employ of the Company and to encourage the continued attention and dedication of the Executive, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control.

                  NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

                  1. Term of Agreement. The term of this Agreement (the "Term") shall commence on January 8, 2001, and shall continue in effect until the third anniversary of such date; provided, however, that commencing on the second anniversary of such date and on each anniversary thereafter, the term of this Agreement shall automatically be extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, however, that notwithstanding any such notice by the Company not to extend, the Term shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change in Control.

                  2.       Definitions.

                  2.1 "Cause" means a termination evidenced by a resolution adopted in good faith by no less than two-thirds of the Board that the Executive
(a) intentionally and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Executive's employment shall be for Cause as set forth in clause (b) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (b) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive's counsel if the Executive so desires). No act, nor failure to act, on the Executive's part, shall be considered "intentional" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.

                  2.2 "Change in Control" means any of the following events: (a) The acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"), provided, however, that for purposes of this Section 2.2(a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

                  (b) The individuals who, as of September 28, 2000, are members of the Board (the "Incumbent Board"), cease for any reason to constitute more than fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

                  (c) Approval by stockholders of the Company of (1) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation or (2) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

                  (d) Acceptance of stockholders of the Company of shares in a share exchange if the stockholders of the Company, immediately before such share exchange, do not own, directly or indirectly immediately following such share exchange, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

                  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, (iii) any "Grandfathered Dorrance Family Stockholder" (as hereinafter defined) or (iv) any Person who has acquired such Voting Securities directly from any Grandfathered Dorrance Family Stockholder but only if such Person has executed an agreement which is approved by two-thirds of the Board and pursuant to which such Person has agreed that she (or they) will not increase her (or their) Beneficial Ownership (directly or indirectly) to 30% or more of the outstanding Voting Securities (the "Standstill Agreement") and only for the period during which the Standstill Agreement is effective and fully honored by such Person.

                  For purposes of this Section, "Grandfathered Dorrance Family Stockholder" shall mean at any time a "Dorrance Family Stockholder" (as hereinafter defined) who or which is at the time in question the Beneficial Owner solely of (v) Voting Securities Beneficially Owned by such individual on January 25, 1990, (w) Voting Securities acquired directly from the Company, (x) Voting Securities acquired directly from another Grandfathered Dorrance Family Stockholder, (y) Voting Securities which are also Beneficially Owned by other Grandfathered Dorrance Family Stockholders at the time in question, and (z) Voting Securities acquired after January 25, 1990 other than directly from the Company or from another Grandfathered Dorrance Family Stockholder by any "Dorrance Grandchild" (as hereinafter defined), provided that the aggregate amount of Voting Securities so acquired by each such Dorrance Grandchild shall not exceed five percent (5%) of the Voting Securities outstanding at the time of such acquisition.

                  A "Dorrance Family Stockholder" who or which is at the time in question the Beneficial Owner of Voting Securities which are not specified in clauses (v), (w), (x), (y) and (z) of the immediately preceding sentence shall not be a Grandfathered Dorrance Family Stockholder at the time in question. For purposes of this Section, "Dorrance Family Stockholders" shall mean individuals who are descendants of the late Dr. John T. Dorrance, Sr. and/or the spouses, fiduciaries and foundations of such descendants. A "Dorrance Grandchild" means as to each particular grandchild of the late Dr. John T. Dorrance, Sr., all of the following taken collectively: such grandchild, such grandchild's descendants and/or the spouses, fiduciaries and foundations of such grandchild and such grandchild's descendants.

                  Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

                  (e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated by the Company without Cause within one year prior to a Change in Control and the Executive reasonably demonstrates that such termination (1) was at the request of a Third Party (as defined in Section 2.4(b)) who effectuates a Change in Control or (2) otherwise occurred in connection with or in anticipation of, a Change in Control, then, for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such Executive's termination of employment.

                  2.3 "Disability" means a physical or mental infirmity that impairs the Executive's ability to substantially perform his duties under this Agreement for a continuous period of one hundred eighty (180) days. Any question as to the existence of an Executive's Disability upon which the Executive and the Company cannot agree will be determined by a qualified independent physician selected by the Executive and the Company. If the Company and the Executive cannot agree on a physician, the Chief of Staff of Thomas Jefferson Hospital in Philadelphia, Pennsylvania shall select a physician. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement.

                  2.4 (a) "Good Reason" means the occurrence after a Change in Control of any of the events or conditions described in subsections (1) through (7) hereof:

                           (1) a change in the Executive's position or responsibilities (including reporting responsibilities) which represents a material adverse change from his position or responsibilities as in effect immediately prior to such Change in Control; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, death or by the Executive other than for Good Reason;

                           (2) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty (30) days of the date due;

                           (3) the Company's requiring the Executive to be based at any place outside a 50-mile radius from his principal place of employment immediately prior to such Change in Control, except for reasonably required travel on the Company's business which is not greater than such travel requirements prior to the Change in Control;

                           (4) the failure by the Company to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any compensation or employee benefit plan in which the Executive was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

                           (5) any material breach by the Company of any provision of this Agreement;

                           (6) any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of Section 2.1; or

                           (7) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 8 hereof.

                  (b) Any event or condition described in Section 2.4(a)(1) through (7) which occurs prior to a Change in Control but which the Executive reasonably demonstrates (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), or (2) otherwise arose in connection with or in anticipation of a Change in Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

                  (c) The Executive's right to terminate his employment pursuant to this Section 2.4 shall not be affected by his incapacity due to physical or mental illness.

                  3.       Severance and Benefits.

                  3.1 If, during the Term, the Executive's employment with the Company is terminated within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

                  (a) If the Executive's employment with the Company is terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive's death, or (3) by the Executive other than for Good Reason, the Company shall pay the Executive all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including (i) base salary (at the rate then in effect), (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, and (iii) vacation pay (collectively, "Accrued Compensation"). In addition to the foregoing, if the Executive's employment is terminated by the Company for Disability or by reason of the Executive's death, the Company shall pay to the Executive or his beneficiaries an amount equal to the Pro Rata Bonus (as hereinafter defined). The "Pro Rata Bonus" is an amount equal to the Bonus Amount (as hereinafter defined) multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is
365. The term "Bonus Amount" shall mean the greater of the (x) Executive's target bonus under the Campbell Soup Company Management Worldwide Incentive Plan for the fiscal year in which the Termination Date occurs or (y) average of the annual bonuses paid or payable to the Executive during the two full fiscal years immediately prior to the Termination Date. Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

                  (b) If the Executive's employment with the Company is terminated (other than by reason of death), (1) by the Company other than for Cause or Disability or (2) by the Executive for Good Reason, the Executive shall be entitled to the following benefits provided below:

                           (i) The Company shall pay the Executive all Accrued Compensation and a Pro-Rata Bonus (each as defined in Section 3.1(a)).

                           (ii) The Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, a single sum cash payment (the "Severance Amount") equal to the amount set forth in paragraph (a) on Schedule A.

                           (iii) For a number of months equal to the lesser of (A) the number of months set forth in paragraph (b) on Schedule A or (B) the number of months remaining until the Executive's 65th birthday (the "Continuation Period"), the Company shall at its expense continue to provide the Executive and his dependents and beneficiaries the life insurance and medical benefits in an amount equal to the greater of: (x) the greater of (1) such benefits provided to the Executive at any time during the 90-day period immediately prior to the Change in Control or (2) the benefits provided to the Executive at any time following the Change in Control or (y) the benefits provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3.1(b)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits provided during any of the periods referred to in clauses (x) and (y) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, life insurance benefits.

                           (iv) The Company shall pay the Executive a single sum cash payment equal to the actuarial equivalent of the excess of (A) the Supplemental Retirement Benefit (as defined below) (determined as a straight life annuity commencing at age 65) determined as if (w) the Executive remained employed by the Company and accumulated additional months of credited service as set forth in paragraph

                  (c) on Schedule A (but in no event shall the Executive be deemed to have accumulated additional credited service after attaining age 65), (x) his annual compensation during such period had been equal to the sum of (A) the greater of (1) the Executive's annual base salary in effect at any time during the 90-day period immediately prior to the Change in Control or (2) the Executive's annual base salary in effect at any time following the Change in Control and (B) the Bonus Amount,
                  (y) the Company and/or the Subsidiary or division made employer contributions to each defined contribution plan in which the Executive was a participant at the Termination Date (in an amount equal to the amount of such contribution for the applicable plan year immediately preceding the Termination
                  Date) and (z) the Executive had been fully (100%) vested in his benefit under each retirement plan in which the Executive was a participant, over (B) the lump sum actuarial equivalent of the aggregate retirement benefit the Executive has actually accrued under such retirement plans (determined as a straight life annuity commencing at age 65). For purposes of this subsection (iv), the "Supplemental Retirement Benefit" shall mean the lump sum actuarial equivalent of the aggregate retirement benefit the Executive would have been entitled to receive under the Company's supplemental and other retirement plans including, but not limited to, the Campbell Soup Company Retirement and Pension Plan for Salaried Employees, the Campbell Soup Company Supplemental Employees' Retirement Benefit Plan (collectively referred to as the "Retirement Plan"), the Campbell Soup Company Mid-Career Hire Pension Plan, the Campbell Soup Company Savings and 401(k) Plan for Salaried Employees and the Campbell Soup Company Deferred Compensation Plan. For purposes of this subsection (iv), the "actuarial equivalent" shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under the Company Retirement and Pension Plan for Salaried Employees as applied prior to the Termination Date in accordance with such plan's past practices.

                           (v) In the event that the Executive has unvested outstanding incentive awards (including restricted stock and performance shares or units, stock options or stock appreciation rights, hereinafter collectively referred to as the "Incentive Awards") pursuant to the terms of the LTIP or under any subsequent incentive plan or arrangement on his Termination Date, then (A) all such Incentive Awards shall vest and any restrictions thereon shall lapse as follows: (i) all such Incentive Awards (other than performance related awards) shall vest or become exercisable immediately and any restrictions thereon shall lapse and (ii) any performance related awards shall vest or become exercisable and any restrictions thereon shall lapse on a pro-rata portion of such awards based on the portion of the relevant performance period that has expired as of the Termination Date (but in no event shall such performance related award vest, become exercisable or restrictions lapse with respect to less than 50% of the total outstanding awards); provided, that such accelerated vesting shall apply first to those awards which have been outstanding the longest, and (B) the Executive shall have the right to require the Company to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value of such shares on the date of purchase by the Company.

                  (c) The amounts provided for in Sections 3.1(a) and 3.1(b)(i), (ii), (iv) and (v) (with respect to performance units) shall be paid within thirty (30) days after the Executive's Termination Date.

                  (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3.1(b)(iii).

                  3.2 The severance pay and benefits provided for in Sections 3.1(a) and 3.1(b)(i) and (ii) shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement (including, without limitation, the Company's Special Severance Protection Program).

                  4. Notice of Termination. Following a Change in Control, any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party in accordance with Section 10. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

                  5. Termination Date. For purposes of this Agreement, "Termination Date" means, in the case of the Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination subject to the following:

                  (a) If the Executive's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days; and

                  (b) If the Executive resigns for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

                  (c) Notwithstanding any other provision in this Agreement to the contrary, the termination of the Executive's employment in connection with the sale, divestiture or other disposition of a division, group or business unit of the Company (or part thereof) at which the Executive was employed at the time of such sale, divestiture or other disposition, shall not be deemed to be a termination of employment of the Executive for purposes of this Agreement, provided the Executive is offered employment by the purchaser or acquiror of such division, group or business unit of the Company and the Company obtains an agreement from such purchaser or acquiror as contemplated in Section 8(c) and provided, further, that the Executive shall not be entitled to any benefits from the Company under this Agreement as a result of such sale, divestiture, or other disposition, or as a result of any subsequent termination of employment. This Section 5 (c) will only apply in the event that (i) the Executive's employment is terminated by the Company without Cause or the Executive resigns for Good Reason on or after the occurrence of a Change in Control and (ii) the Executive's employment is terminated by the Company without Cause within one year prior to a Change in Control and the Executive reasonably demonstrates that such termination (y) was at the request of a Third Party who effectuates a Change in Control or (z) otherwise occurred in connection with, or in anticipation of, a Change in Control.

                  6.       Excise Tax Payment.

                  6.1 (a) If any amount or benefit payable to the Executive under this Agreement and under any other agreement, plan or program of the Company (such payments and benefits referred to as a "Payment") is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar federal or state law (an "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross Up Amount") in cash, equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which is imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii); provided, however, that a Gross Up Amount will not be paid to the Executive unless the aggregate amount of Payments received by the Executive which constitute "parachute payments" under Section 280G(b)(2) of the Code equals or exceeds the product of 3.1 multiplied by the amount of the Executive's "base amount" as such term is defined in Section 280G(b)(3) of the Code (the "Base Amount").

                  (b) For purposes of determining the Gross Up Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Gross Up Amount is paid. The Gross Up Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

                  (c) All calculations under this Section 6.1 shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to the Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a Change in Control) (the "Accounting Firm"). The Company shall pay all fees and expenses of such Accounting Firm. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive within 15 days after the Termination Date (or such earlier time as is requested by the Company) and, if applicable, a reasonable opinion to the Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Payment (collectively, the "Determination"). Within 5 days of the Executive's receipt of the Determination, the Executive shall have the right to dispute the Determination (the "Dispute"). The existence of the Dispute shall not in any way affect the right of the Executive to receive the Payments in accordance with the Determination.

If the Executive is successful in the Dispute, the Company shall pay the Executive any additional amount determined by the Accounting Firm to be due under this Section 6.1 (together with interest thereon at a rate equal to 120% of the federal short-term rate determined under Section 1274(d) of the Code) promptly after such determination.

                  (d) If there is no Dispute, the final determination by the Accounting Firm shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Tax Authority") determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by the Accounting Firm.

                  (e) If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this Section 6.1, the Executive agrees to contest the claim on request of the Company subject to the following conditions:

                           (i) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before he has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 6.1 determined as if such advance were an Excise Tax, in which the Executive will act promptly in accordance with such instructions.

                           (ii) If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts under this Section 6.1 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this Section
                  6.1 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 6.1. Provided that the Executive is in compliance with the provisions of this subparagraph (ii), the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys' fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

                  (f) Should a Tax Authority ultimately determine that an additional Excise Tax is owed, then the Company shall pay an additional Gross Up Amount to the Executive in a manner consistent with this Section 6.1 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or the Accounting Firm, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided, that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

                  6.2 If (i) the aggregate amount of any Payments received by the Executive which constitute "parachute payments" under Section 280G(b)(2) of the Code equals less than the product of 3.1 multiplied by the Executive's Base Amount, and is subject to an Excise Tax, or (ii) if the provisions of
Section 7 of this Agreement are invoked, with respect to the Executive, then the Company and the Executive agree that the following provisions shall apply:

                  (A) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

                  (B)      All calculations required to be made under this
Section 6.2 shall be made, at the Company's expense, by an Accounting Firm. The Accounting Firm shall provide their Determination, both to the Company and the Executive within 15 days after the Executive's Termination Date (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, a reasonable opinion to the Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount. Within 5 days of the Executive's receipt of the Determination, the Executive shall have the right to Dispute the Determination. The existence of the Dispute shall not in any way affect the right of the Executive to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final binding and conclusive upon the Company and the Executive (except as provided in Subsection (C) below).

                  (C) If it is established that the Payments made to, or provided for the benefit of, the Executive either have been made or have not been made by the Company, in a manner inconsistent with the limitations provided in Subsection (A) (hereinafter referred to as an "Excess Payment" or "Underpayment", respectively), then the provisions of this Subsection (C) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the satisfaction of the Executive of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.

                  7. Pooling Savings Clause. If the Company becomes a party to a transaction or series of transactions that are intended to qualify for "pooling of interests" accounting treatment and, but for the Executive entering into this Agreement, would so qualify, then, to the extent that the Board determines that Section 6.1 of this Agreement would disqualify the transaction(s) from pooling of interests accounting treatment, then Section 6.1 shall be null and void and any Payments payable to the Executive shall be subject to Section 6.2.

                  8.       Successors; Binding Agreement.

                  (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. In such event, the term "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

                  (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

                  (c) In the event that one or more divisions, groups and business units of the Company (or parts thereof) that the Executive is primarily associated with (or part thereof) are sold, divested, or otherwise disposed of by the Company subsequent to a Change in Control, the Company shall require such purchaser or acquiror, as a condition precedent to such purchase or acquisition, to assume, and agree to perform the Company's obligations under this Agreement, in the same manner, and to the same extent that the Company would be required to perform if no such acquisition or purchase had taken place. In such circumstances, the purchaser or acquiror shall be solely responsible for providing any payments or benefits payable under this Agreement to the Executive.

                  9. Fees and Expense. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, or (c) the Executive's hearing before the Board as contemplated in Section 2.1 of this Agreement; provided, however, that the circumstances set forth in clauses (a) and (b) (other than as a result of the Executive's termination of employment under circumstances described in Section 2.2(e)) occurred on or after a Change in Control.

                  10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

                  11. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries; provided, however, to the extent that the Executive receives benefits under this Agreement, he will not be entitled to severance pay or benefits under any other severance plan, program, policy or arrangement of the Company, including, without limitation, the Company's Special Severance Protection Program. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program or arrangement of the Company or any of its subsidiaries shall be payable in accordance with such plan, program or arrangement except as expressly modified by this Agreement.

                  12. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

                  13. Miscellaneous. No provision of this Agreement may be modified, waived, amended or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

                  14. Employment Status. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive, or any obligation on the Executive to remain in the employment of the Company.

                  15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to the principles of conflicts of laws. Each party hereto consents to in personam jurisdiction and venue in the United States District Court of New Jersey. In the event that the United States District Court of New Jersey should lack subject matter jurisdiction, the parties consent to jurisdiction and venue in a court of competent jurisdiction in Camden County in the State of New Jersey.

                  16. Withholding. The Company may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all applicable federal, state, local and foreign income and employment taxes.

                  17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                  18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  19. Headings. The headings contained in this Agreement are intended solely for convenience and shall not control or affect the meaning or construction of the provisions of this Agreement.

                  20. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, in the event of a Change in Control, supersedes all prior agreements (including, without limitation, the Company's Special Severance Protection Program), understandings and arrangements, whether oral or written, between the parties hereto with respect to such subject matter.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.


ATTEST:                                            CAMPBELL SOUP COMPANY



/s/ John J. Furey                                  By:/s/ Philip E. Lippincott
-----------------                                     ------------------------
Corporate Secretary                                   Chairman of the
                                                      Board of Directors




                                                   EXECUTIVE



                                                   By: /s/ Douglas R. Conant
                                                       ---------------------
                                                       Douglas R. Conant

                  Schedule A to Severance Protection Agreement

         (a) The Executive's Severance Amount provided for in Section 3.1 (b)
(ii) shall equal the severance pay multiple set forth below next to the Executive's salary grade level at the Termination Date multiplied by the sum of
(A) the greater of (1) the Executive's annual base salary in effect at any time during the 90-day period immediately prior to the Change in Control or (2) the Executive's annual base salary in effect at any time following the Change in Control and (B) the Bonus Amount.


Salary Grade Level at Termination Date                  Severance Pay Multiple
--------------------------------------                  ----------------------
              42 - 44                                            1.5
              46 - 48                                            2.0
            50 and above                                         2.5


         (b) The Benefits Continuation Period provided for in Section 3.1 (b)
(iii) shall be determined using the number of months set forth below next to the Executive's salary grade level at the Termination Date.


Salary Grade Level at Termination Date              Benefits Continuation Period
--------------------------------------              ----------------------------
              42 - 44                                         18 months
              46 - 48                                         24 months
            50 and above                                      30 months


         (c) The additional service credit provided for in Section 3.1 (b) (iv)
(w) shall be equal to the number of months set forth below next to the Executive's salary grade level at the Termination Date.


Salary Grade Level at Termination Date               Additional Service Credit
--------------------------------------               -------------------------
              42 - 44                                        18 months
              46 - 48                                        24 months
            50 and above                                     30 months

                                                                       EXHIBIT B

                              CAMPBELL SOUP COMPANY

          NON-COMPETITION AGREEMENT -- U.S. NEW EMPLOYEE

This Agreement is between Campbell Soup Company ("CSCo") and Douglas R. Conant ("Employee").

Employee understands and agrees that entry into this Agreement is a precondition for Employee's initial employment by CSCo or its subsidiaries or affiliates, and for eligibility to receive compensation and benefits to be paid by CSCo or its subsidiaries or affiliates for his/her services, the other benefits provided under this Agreement and other valuable consideration;

Employee understands and agrees that Employee would not have been hired by CSCo or its subsidiaries or affiliates, and that Employee would not have been eligible to receive compensation and benefits from CSCo or its subsidiaries or affiliates for his/her services, the other benefits provided under this Agreement and other valuable consideration, but for Employee's voluntarily entering into this Agreement;

NOW, in consideration of the respective agreements of the parties contained in this Agreement, intending to be legally bound and subject to the terms and conditions stated in this Agreement, it is agreed as follows:

1. Confidential Information. (a) During Employee's employment with CSCo or its subsidiaries or affiliates, or their successors or assigns, whether existing now or in the future (collectively "Campbell Companies"), Employee will receive and have access to confidential proprietary information about Campbell Companies ("Information") and its worldwide business, including but not limited to information about costs, profits, sales, marketing or business plans, existing or prospective customers, suppliers, possible acquisitions or divestitures, potential new products or markets, personnel, know-how, formulae, recipes, processes, equipment, discoveries, inventions, research, technical or scientific information and other data not available to the public, none of which is part of the general knowledge of the industry.

(b) During and after Employee's employment with Campbell Companies ("Employee's employment"), Employee will not disclose, use, or appropriate Information for his/her own use or for the use of others, directly or indirectly, except as required in the performance of Employee's duties to Campbell Companies. Employee recognizes that any unauthorized disclosure, use, or appropriation of Information would be highly prejudicial to Campbell Companies.

(c) In the event that Employee's employment terminates for any reason, Employee shall deliver to Campbell Companies, upon request or before Employee's last day of employment, all originals and copies of files, writings, reports, memoranda, diaries, notebooks, notes of meetings or presentations, data, computer tapes or discs, drawings, charts, photographs, slides, patents, or any other form of record which contains Information created or produced for, at the direction of or by Campbell Companies, or its employees or agents.

2. No Business Diversion. Employee will not, without the written consent of CSCo's chief legal officer, for one year following the termination of Employee's employment (for any reason) either directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, any customers, business or suppliers of Campbell Companies whom Employee serviced, called upon, or solicited during Employee's employment, or with whom Employee became acquainted as a result of Employee's employment.

3. No Employee Solicitation. During Employee's employment, and for a period of one year thereafter, Employee will not, directly or indirectly, solicit, employ, interfere with, attempt to entice away from Campbell Companies, or recommend for employment outside Campbell Companies, any individual who is employed by Campbell Companies at the time of such solicitation, employment, interference, or enticement.

4. Non-Competition. (a) During Employee's employment, and for 18 months after Employee's employment (12 months if Employee's employment is terminated at Campbell Companies' request), Employee will not, directly or indirectly, own, advise, manage, operate, join, control, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, any business which directly or indirectly competes (as defined in sub-paragraph 4(b)) with, in. any part of the world, the business of Campbell Companies, as conducted or planned by Campbell Companies during Employee's employment.

(b) "Competes" as used in this Agreement means engages in, or plans to engage in, the production, marketing or selling of any product or service of any person or organization, other than Campbell Companies, which resembles or competes with a product or service of Campbell Companies (or a product or service which, to Employee's knowledge, was under development by Campbell Companies) during Employee's employment.

(c) Except as prohibited in paragraph 4(a), this Agreement will not preclude Employee from ownership of less than 1% of the outstanding shares of any class of shares of any corporations listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ.

(d) Employee acknowledges that any employment or relationship in violation of this Agreement would necessarily require Employee to use or rely on Information to which Employee became privy during the course of Employee's employment with Campbell Companies.

5. Payments to Employee. (a) If despite his/her best efforts, Employee is unable, within ninety (90) days after the termination of Employee's employment, to secure other employment not violative of Employee's obligations under this Agreement, due solely to the provisions of this Agreement, Employee will notify CSCo's chief legal officer by registered mail. Unless CSCo notifies Employee in writing that it elects not to enforce paragraph 4 of this Agreement, CSCo shall provide to Employee, beginning ninety (90) days after termination of Employee's employment, for as long as CSCo elects to continue to enforce paragraph 4 of this Agreement, or until such time as Employee finds employment consistent with this Agreement, with: I) 100% of the base monthly salary (exclusive of commissions, bonuses, benefits other than those discussed below, allowances and any other form of compensation) which Employee had been receiving at termination of Employee's employment, and ii) medical and dental benefits under the terms provided to other Campbell Companies' employees.

(b) As a condition of receiving such payments and benefits, Employee will conscientiously seek employment and will inform CSCo on a monthly basis, in a detailed written account, of all such efforts. Employee understands and agrees that CSCo, in its sole discretion, may elect not to pay Employee for any month for which Employee does not provide an appropriate written account of efforts to secure employment. Upon obtaining employment consistent with this Agreement, Employee will immediately notify CSCo by registered mail, and CSCo's payments to Employee under the terms of this Agreement shall cease.

(c) CSCo may discontinue such monthly payments and benefits upon ninety (90) days written notice to Employee based upon any bonafide business reason provided that Employee shall not then be precluded from accepting employment which Employee would be free to accept in the absence of this Agreement. In such a case, payments and benefits will cease ninety (90) days after the notice date or at the conclusion of 18 months following termination of Employee's employment (12 months if Employee's employment is terminated at the request of Campbell Companies), whichever occurs sooner.

6. Integration of Severance Pay. If at any time in the future Employee receives severance pay from Campbell Companies, whether under the terms of a severance pay policy or otherwise, the benefits otherwise payable to Employee under this Agreement will be integrated with the severance pay. For each calendar month that Employee receives any amount of severance pay from Campbell Companies, the benefits otherwise payable under paragraph 5 of this Agreement will be reduced, on a dollar-for-dollar basis (to an amount not less than zero), by the amount of severance pay paid to Employee in that calendar month.

7. Enforcement of Agreement. (a) Employee agrees that the restrictions in this Agreement are necessary to protect the legitimate interests of Campbell Companies, and impose no undue hardship on Employee. Employee further agrees that the breach or threatened breach of any provision of this Agreement will result in irreparable injury to Campbell Companies, for which there is no adequate remedy at law. Employee consents to the issuance of any restraining or preliminary restraining order or injunction which arises from, directly or indirectly, any use, disclosure or conduct by Employee in violation of this Agreement. Employee agrees that, if Campbell Companies prevail in any suit or proceeding under this Agreement, Employee will pay Campbell Companies all of Campbell Companies' attorney fees, costs and expenses incurred in connection with such suit or proceeding or the enforcement of Campbell Companies' rights under this Agreement, regardless of whether the scope of the no-compete is reformed by the court.

(b) This Agreement and all terms of Employee's employment shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles. Each party irrevocably agrees that any legal proceeding arising out of, or relating to the subject matter of, this Agreement shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court of New Jersey, Camden Vicinage. Each party irrevocably consents to such jurisdiction and venue.

8. Survival. This Agreement shall survive the termination of Employee's employment for any reason.

9. No Contract of Employment. This Agreement is not a contract of employment, nor does it impose on Campbell Companies any obligation to retain Employee in its employ. To the contrary, Employee is an employee-at-will.

10. Reform of Agreement. No provision of this Agreement may be amended or waived unless agreed to in writing and signed by the chief legal officer of CSCo. The failure to exercise, or delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which CSCo has under this Agreement.

11. Severability or Reform By Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

12. Entire Agreement. This Agreement constitutes the entire understanding between the parties to this Agreement. This Agreement supersedes all prior agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matter of this Agreement (with the exception of the one page "Employee Agreement"). This Agreement was entered into in the State of New Jersey and is effective as of the date that Employee commences employment with Campbell Companies.

EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THE ABOVE DOCUMENT AND HAS BEEN GIVEN ADEQUATE TIME TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS/HER CHOICE.



/s/ Douglas R. Conant                               CAMPBELL SOUP COMPANY
------------------------------
Employee's Signature


Douglas R. Conant                             By:  /s/ John J. Furey
------------------------------                    ------------------------------
Employee's Name (printed)                          Corporate Secretary


Date: January 8, 2001

                                                                       EXHIBIT C

                              CAMPBELL SOUP COMPANY


                               EMPLOYEE AGREEMENT

         In consideration of my employment by CAMPBELL SOUP COMPANY or any of its subsidiaries or affiliated corporations ("Campbell") and other valuable consideration, I agree:

         1. As used in this Agreement, "trade secrets" means information disclosed to me or known by me as a result of my employment by Campbell, not generally known in the industry in which Campbell is engaged, which Campbell considers to be proprietary and confidential, including, but not limited to, information concerning business plans, financial information, products, services, manufacturing processes, costs, sources of supply, strategic plans, advertising and marketing plans, customer lists, sales, profits, pricing methods, personnel, business relationships, research and development, discoveries, improvements, processes, know-how, drawings, blueprints, specifications, samples, formulae, patents, copyrights, trademarks, trade names, and patent, trademark and copyright applications, whether or not reduced to writing or other tangible expression.

         2. During and after my employment, I will not divulge, use or appropriate for my own use or for the use of others, except as Campbell may authorize or direct, any trade secrets or other secret or confidential information or knowledge obtained by me during my employment.

         3. I will not disclose to Campbell or induce Campbell to use any secret or confidential information or material belonging to others, including my former employers, if any.

         4. I will fully and promptly disclose and assign to Campbell without additional compensation all ideas, inventions, discoveries and improvements, patentable or not, which, while I am so employed, are made, conceived or reduced to practice by me, alone or with others, during or after usual working hours either on or off my job, and which are related to the business or interests of or which result from tasks assigned to me by Campbell.

         5. I agree, at Campbell's expense, at any time during or after my employment, to sign all papers and do such other acts and things as Campbell deems necessary or desirable and may reasonably require of me to protect Campbell's rights to such ideas, discoveries, inventions and improvements, including applying for, obtaining and enforcing patents on such ideas, discoveries, inventions, and improvements in any or all countries.

         6. Upon termination of my employment, I will promptly deliver to Campbell all property belonging to Campbell then in my possession, including all drawings, blueprints, manuals, letters, notes, notebooks, reports or other material whether recorded, written or electronic and all other materials of a secret or confidential nature relating to Campbell's business.

         7. This Agreement will be interpreted in accordance with the laws of the State of New Jersey and I agree to submit to personal jurisdiction in the State of New Jersey in any action arising out of this Agreement. With respect to its subject matter, this Agreement supersedes any previous oral or written communications, representations, understandings or agreements with Campbell and can be amended only in writing signed by both parties. I recognize that a breach of this Agreement would cause irreparable harm to Campbell and agree that, without limiting other available remedies, Campbell will be entitled to an injunction if I fail to comply with this Agreement.

         I HAVE READ THE ABOVE DOCUMENT, ACKNOWLEDGE RECEIVING A COPY, UNDERSTAND IT FULLY, AND AGREE WITH ALL THE TERMS SET FORTH HEREIN.


January 8, 2001                                      /s/ Douglas R. Conant
------------------                                   ---------------------
Date                                                 Signature of Employee

Witness                                              WHQ - Camden
                                                     ------------
                                                     Location

/s/ John J. Furey                                    ###-##-####
------------------                                   -----------
                                                     Social Security Number


cc:  Employee Personnel File

                                                                       EXHIBIT D

PERFORMANCE MAKES A DIFFERENCE                              Date of Grant:  DATE



                          STOCK OPTION AWARD STATEMENT


                                      NAME
                                      TITLE

CONGRATULATIONS!

You have been awarded AMOUNT Stock Options at a price of $__________.

Each option represents your right to purchase a share of Campbell Soup Company stock at the price stated above.

Providing you continue to be employed by the Company, your right to exercise these options extends 10 years from the date of the grant. Under a provision approved by Campbell's Board of Directors in 1996, you will have the entire 10 year period in which to exercise these options if you retire from the Company during that time. If your employment terminates for any other reason, refer to
Section 5.6 of the 1994 Long-Term Incentive Plan for an explanation of your rights.

These options vest in three installments as follows:

         -        30% on Date 1

         -        an additional 30% on Date 2

         -        the balance on Date 3

This statement is not intended to fully explain stock option awards. Please consult the 1994 Long-Term Incentive Plan for a complete understanding of the Company's stock option program.


                                                            Chairman

                                                                       EXHIBIT E


                            GENERAL RELEASE OF CLAIMS



         This General Release of Claims ("Agreement"), between -- Name -- ("Employee") and -- Company -- ("Company"), is made with respect to the following facts:

         A. Company has decided to sever its employment relationship with Employee effective -- Term Date -- ("Termination Date").

         B. In consideration of Employee's signing this Agreement and releasing Company from any and all claims which he might have against it, Company will, upon the termination of Employee's employment, provide Employee with the severance pay and benefits provided under the Employee's Employment Agreement or Severance Protection Agreement, whichever is applicable.

         1.       Release by Employee.

                  a. Employee hereby forever releases Company and its officers, directors, shareholders, agents, employees, affiliates, subsidiaries, parent company, predecessors, successors and assigns ("Releasees"), from any and all complaints, charges, claims, liabilities, demands, debts, accounts, obligations, promises, suits, actions, causes of action, demands in law or equity, including claims for damages, attorneys' fees or costs, whether known or unknown, which Employee now has, or claims to have, or which Employee at any time may have had, or claimed to have, or which Employee at any time hereafter may have, or claim to have, arising at any time in the past to and including the date of this Agreement, relating in any way to Employee's employment relationship or the termination of that employment relationship with Company.

                  b. The claims, rights and obligations that Employee is releasing herein include, but are not limited to: (i) those for wrongful discharge, breach of contract, breach of implied contract, breach of implied covenant of good faith and fair dealing, and any other common law or statutory claims now or hereafter recognized; and (ii) those for discrimination (including but not limited to claims for discrimination, harassment or retaliation on account of sex, age, handicap, medical condition or disability, national origin, race, color, religion, sexual preference, or veteran status) which Employee might have or might have had under the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, and any other federal, state or local laws prohibiting discrimination, harassment or retaliation in employment. BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS WHICH HE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. SECTION 621 ET. SEQ., OR ANY OTHER STATUTE OR OTHER LAW, WHICH ARE BASED ON ACTIONS OF CAMPBELL SOUP COMPANY, ITS AFFILIATES OR ITS EMPLOYEES OR AGENTS, WHICH OCCURRED UP THROUGH THE DATE THAT EMPLOYEE SIGNS THIS AGREEMENT.

                  c. Except as otherwise provided in Paragraph 1.e below, Employee further acknowledges and agrees that this Agreement shall operate as a complete bar to recovery in any and all litigation, charges, complaints, grievances or demands of any kind whatsoever now pending or now contemplated by Employee, or which might at any time be filed by Employee, including, but without limiting the generality of the foregoing, any and all matters arising out of or in any manner whatsoever connected with the matters set forth in Paragraph 1a. above. Each and all of the said claims are hereby fully and finally settled, compromised and released.

                  d. Employee further acknowledges and agrees that neither Employee, nor any person, organization, or other entity on Employee's behalf, will file, claim, sue or cause or permit to be filed or claimed, or join in any claims, as an individual or as a class member, any action for legal or equitable relief (including damages and injunctive, declaratory, monetary or other relief), involving any matter or related in any way to Employee's employment relationship or the termination of Employee's employment relationship with the Company, or involving any continuing effects of any acts or practices that may have arisen or occurred during Employee's employment relationship with the Company.

                  e. Nothing in this paragraph 1 is intended to operate as a release, waiver, or forfeiture of Employee's rights, and Company's obligations,


                  (i) under this Agreement;

                  (ii) with respect to claims for indemnification under the Employee's Employment Agreement, the Company's Articles of Incorporation and By-Laws, or under any applicable insurance policy, or any right to obtain contribution as permitted by law in the event of entry of judgment against the Employee as a result of any act or failure to act for which the Employee and the Company are jointly liable;

                  (iii) under Employee's Employment Agreement or Severance Protection Agreement which include severance pay, benefits and other obligations, set forth in Exhibit A hereto to the extent such payments, benefits or other obligations set forth in Exhibit A attached hereto have not already been provided for as of the date of this Agreement [NOTE: EXHIBIT A WILL NOT BE PREPARED UNTIL THE TIME THE RELEASE IS ACTUALLY EXECUTED];

                  (iv) under any of the Company's employee benefit plans in which the Employee has been a participant, including, but not limited to, Campbell Soup Company's Retirement and Pension Plan for Salaried Employees, and Campbell Soup Company's Savings and 401(k) Plan for Salaried Employees,

                  (v) under any health and welfare benefits to which Employee may in the future be entitled under "COBRA" or comparable federal or state law or regulation, or

                  (vi) under any state worker's compensation act or statute.

     Upon the termination of Employee's employment with the Company, Employee's rights under the applicable employee benefit plans of the Company will be determined in accordance with the terms of the plans, the Employment Agreement or the Severance Protection Agreement, whichever is applicable.

         2. Release by Company. Company, on behalf of itself and its officers, directors, agents, employees, affiliates, subsidiaries, parent company, predecessors, successors and assigns ("Company Releasors"), hereby forever releases Employee, his heirs, personal representatives, successors and assigns from any and all complaints, charges, claims, liabilities, demands, debts, accounts, obligations, promises, suits, actions, causes of action, demands in law or equity, including claims for damages, attorneys' fees or costs, whether known or unknown, which Company Releasors now have, or claim to have, or which Company Releasors at any time may have had, or claimed to have had, or which Company Releasors at any time hereafter may have, or claim to have, arising at any time in the past up to and including the date of this Agreement relating in any way to Employee's employment relationship or termination of that employment relationship with Company, except for claims or obligations based on or arising out of (i) this Agreement; (ii) the Non-Competition Agreement executed by Company and Employee dated as of January 8, 2001; (iii) the Employee Agreement executed by Employee dated as of January 8, 2001; (iv) any act, or omission, by Employee in connection with his employment with Company that is in breach of Employee's duty of loyalty to Company or its shareholders; (v) any act, or omission, by Employee in connection with his employment with Company that is not in good faith or involving a knowing violation of law; or (vi) any act, or omission, by Employee in connection with his employment with Company that results in receipt by Employee of an improper personal benefit.

         3.       Inquiries.

                  a. In the event that inquiries are made by prospective employers concerning Employee's employment with the Company, the Company will use its best efforts to refer those inquiries to the Company's Vice President - Human Resources, or his designate.

                  b. Employee will not take any action, or make any statement, whether orally or in writing, which, in any manner, disparages or impugns the reputation or goodwill of the Company, its Directors or officers, or other Releasees. Directors or officers of Company will not take any action, or make any statement, whether orally or in writing, which, in any manner, disparages or impugns the reputation of Employee.

         4. Successors and Assigns. This Agreement shall bind Company and Employee, and also all of their respective family members, heirs, administrators, representatives, successors, assigns, officers, directors, agents, employees, shareholders, affiliates, predecessors, and also all other persons, firms, corporations, associations, partnerships and entities in privity with or related to or affiliated with any such person, firm, corporation, association, partnership or entity.

         5. Effect of Agreement. Employee acknowledges and agrees that this Agreement is not and shall not be construed as an admission of any violation of any federal, state, or local statute, ordinance or regulation, or of any duty or obligation the Company owes or owed to Employee, and that Employee's execution of this Agreement is a voluntary act to provide an amicable conclusion to Employee's employment relationship with the Company.

         6. Confidentiality of Agreement. Employee expressly agrees that the terms and conditions of this Agreement will not be disclosed to any individual, entity or organization not a party to this Agreement, other than Employee's immediate family, legal counsel or tax advisors, unless such disclosure shall be required by law (or shall be necessary or desirable in connection with the defense of any lawsuit). Notwithstanding the foregoing, Employee may explain such non-disclosure by referring to this confidentiality obligation.

         7. Confidentiality of Proprietary Information. Employee acknowledges and agrees that in the course of his employment with the Company Employee has acquired confidential or proprietary information relating to the business of the Company and/or its affiliates. Employee expressly agrees that Employee will keep secret and safeguard all such information, and will not, at any time, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, or other entity any such information without the direct written authority of the Company. This Agreement incorporates by reference all of the provisions of any of the following agreements which Employee previously signed: Employment Agreement, Severance Protection Agreement, Employee Agreement, Non-Competition Agreement and/or any other agreement which by its terms prohibits Employee's employment or involvement with certain companies or activities after the termination of Employee's Company employment. The parties hereby stipulate that, as between them, the foregoing matters are material and confidential, and gravely affect the effective and successful conduct of the business of the Company, and its goodwill, and that the Company is entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information.

         8.       Return of Company Property.

                  a. Upon signing this Agreement, Employee agrees to return to the Company any office, desk and file keys, Company identification pass cards, Company-provided credit cards issued to Employee, and any other Company property in the possession of Employee or his agents on or before - LastDay --. Employee acknowledges and represents that he has surrendered and delivered to the Company all files, papers, data, documents, lists, charts, photographs, computer records, discs or any other records, relating in any manner to the business activities of the Company or its affiliates, which were created, produced, reproduced or utilized by the Company, or any of the Releasees, or by Employee during the term of Employee's employment relationship with the Company.

                  b. Except as otherwise agreed by parties in writing, Employee also agrees to repay any monies owed to the Company, including loans, advances, charges or debts incurred by the Employee, or any other amounts owed to the Company, on or before Employee's last day of work.

         9. Competency of Employee. Employee acknowledges, warrants, represents and agrees that in executing and delivering this Agreement, he does so freely, knowingly and voluntarily and that he is fully aware of the contents and effect thereof and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.

         10. Unknown or Mistake in Facts. It is acknowledged and understood by the parties that the facts with respect to this Agreement as given may hereafter turn out to be other than or different from the facts in that connection now known to them or believed by them to be true, and the parties therefore expressly assume the risk of the facts being different and agree that this Agreement shall be in all respects effective and not subject to termination or rescission by any such difference in facts. In addition, it is acknowledged, understood and agreed by Employee that should the Company discover that Employee has breached his fiduciary obligations to the Company (or any affiliated corporate entity), engaged in any unethical, dishonest or fraudulent act which affects, or has affected the Company (or any affiliated corporate entity), or committed any act previously unknown to the Company which would constitute grounds for discharge, that Company reserves the right, in its sole discretion, to terminate or suspend all payments or benefits remaining to be paid by the Company under this Agreement. In addition, the Company may seek all other remedies and relief allowed by law.

         11. Savings Clause. It is acknowledged and agreed by the parties that should any provision of this Agreement be declared or be determined to be illegal or invalid by final determination of any court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         12. Enforcement. The parties expressly agree that this Agreement constitutes a binding contract. If Employee breaches any term of this Agreement, or violates any of his obligations under this Agreement, the Company may, at its option, terminate or suspend all payments or benefits remaining to be paid by the Company under this Agreement. In addition, the Company may seek all other remedies and relief allowed by law.

         13. Effective Date. It is acknowledged and agreed by the parties that Employee has had twenty-one (21) days to consider this Agreement before signing it. Further, Employee has the right to revoke this Agreement within eight (8) days after signing and returning this Agreement to the Company. This Agreement will not become effective or enforceable, and employee will not receive any of the severance pay and benefits described in this Agreement, until the eight (8) day revocation period has run, and Employee notifies the Company, in writing, that he has elected not to revoke this Agreement.

         14. Employee Rights. Employee acknowledges, represents and agrees to the following:

                  a. HE HAS BEEN ADVISED, IN WRITING, TO READ THIS ENTIRE AGREEMENT CAREFULLY, AND TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT;

                  b. He was given at least twenty-one (21) days to consider this Agreement before signing it;

                  c.       He was advised, in writing, that he had a full eight
(8) days after he signed this Agreement to revoke it, and that this Agreement would not become effective until that eight (8) day revocation period had run and he had notified Company, in writing, that he has elected not to revoke this Agreement;

                  d. He carefully read this Agreement prior to signing it, and that he fully understands this Agreement;

                  e. He understands and agrees that he will receive severance pay and benefits in exchange for signing this Agreement, and that he would not have received severance pay and benefits if he had not signed this Agreement;

                  f. EMPLOYEE UNDERSTANDS THAT, BY SIGNING THIS AGREEMENT, HE WILL LOSE HIS RIGHT TO SUE CAMPBELL SOUP COMPANY, ITS AFFILIATES OR ANY OF ITS EMPLOYEES OR AGENTS, FOR ANY VIOLATION OF THE AGE DISCRIMINATION IN EMPLOYMENT ACT (THE FEDERAL LAW WHICH PROHIBITS DISCRIMINATION ON THE BASIS OF
AGE), OR ANY OTHER STATUTE OR OTHER LAW; and

                  g.       He has signed this Agreement voluntarily.

         15. Entirety of Agreement; Modifications. Employee acknowledges and agrees that this document, and the attached Addendum, if any, contains the entire agreement and understanding concerning the subject matter between Employee and the Company, and that it supersedes and replaces all prior agreements, whether written or oral, except for the agreements referred to in paragraph 8 of this Agreement, which are incorporated by reference. Employee also represents that he has not executed this instrument in reliance on any promise, representation or statement not contained herein. This Agreement may not be modified except by a writing signed by each of the parties hereto, or their duly authorized representatives.





_______________________________        _________________________________________
Employee                               Company


Date: _________________________          By: ___________________________________


                                         Title: ________________________________


                                         Date: _________________________________

                 EMPLOYEE: PLEASE SELECT AND COMPLETE ONE OF THE
                                PARAGRAPHS BELOW.

         I, _______________________ , have read all of the terms of this Agreement. I have been informed by the Company that I have the right to consult with an attorney who is not associated with the Company. I have been given sufficient time and opportunity to consult with an attorney, and I have voluntarily chosen not to do so. I understand the terms of this Agreement, including the fact that my employment relationship with the Company is permanently ended, and that the Agreement releases the Company forever from any legal action arising from my employment relationship with or my separation from the Company.



                                       Employee  _______________________________

                                       Date:     _______________________________



         Prior to signing this Agreement I, _______________________ , consulted _______________________ , Esq., at the law firm of _______________________ , located at _______________________ , who reviewed the Severance Agreement and General Release and provided advice to me. I understand the terms of this Agreement, including the fact that my employment relationship with the Company is permanently ended, and that the Agreement releases the Company forever from any legal action arising from my employment relationship with or my separation from the Company.



                                       Employee  _______________________________

                                       Date:     _______________________________